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                                                                    EXHIBIT 2.2


                            STOCK PURCHASE AGREEMENT

                                 BY AND BETWEEN



                            REPUBLIC BANCSHARES, INC.

                                       AND


                             EQUITY HOLDINGS LIMITED


                          DATED AS OF DECEMBER 19, 1996







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                            STOCK PURCHASE AGREEMENT


         THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of December 19, 1996, by and between Republic Bancshares, Inc. ("Republic"), a Florida corporation; and Equity Holdings Limited, ("EHL"), an Illinois Limited Partnership, the sole shareholder of Firstate Financial, F.A. ("Firstate"), a federally chartered savings association.

                                    PREAMBLE

         EHL is the record and beneficial owner of all of the issued and outstanding shares of Firstate Common Stock (the "Shares"). EHL desires to sell all of the Shares to Republic, and Republic desires to purchase the Shares from EHL, upon the terms and subject to the conditions set forth in this Agreement. The transactions described in this Agreement are subject to the receipt of certain regulatory approvals and the satisfaction of certain other conditions described in this Agreement.

         Certain terms used in this Agreement are defined in Section 8.1 of this Agreement.

         NOW, THEREFORE, in consideration of the above and the mutual warranties, representations, covenants, and agreements set forth herein, the parties agree as follows:


                                    ARTICLE 1
                                PURCHASE AND SALE

         1.1 PURCHASE AND SALE. Upon the terms and subject to the conditions of this Agreement, EHL shall sell to Republic, and Republic shall purchase from EHL, the Shares at the Closing (the "Stock Purchase"). The purchase price for the Shares shall be $5,501,000 (the "Purchase Price"), and shall be paid as provided in Section 1.2.

         1.2      TIME AND PLACE OF CLOSING.

                  (a) The closing of the transactions contemplated hereby (the "Closing") will take place at 9:00 A.M. on the date that the Closing Date occurs, or at such other time as the Parties, acting through their authorized officers, may mutually agree. The Closing shall be held at such location as may be mutually agreed upon by the Parties. Subject to the terms and conditions hereof, unless otherwise mutually agreed upon in writing by the authorized officers of each Party, the Parties shall use their reasonable efforts to cause the Closing to occur on the first business day following the effective date (including expiration of any applicable waiting period) of the last required



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Consent of any Regulatory Authority having authority over and approving or exempting the Stock Purchase (the "Closing Date").

                  (b)      At the Closing:

                           (i) Republic shall deliver to EHL immediately available funds by wire transfer to an account specified by EHL in an amount equal to the aggregate Purchase Price for the Shares, and

                           (ii)     EHL shall deliver to Republic (x)
         certificates representing all the Shares duly registered in the name of Republic (or such other Person as Republic may designate to Seller not less than five business days prior to the Closing), free and clear of any Liens and (y) resignations of any of the directors of Firstate from their respective positions with Firstate or any of its Subsidiaries as requested by Republic.

                                    ARTICLE 2
                      REPRESENTATIONS AND WARRANTIES OF EHL

         EHL hereby represents and warrants to Republic as follows:

         2.1      ORGANIZATION, STANDING, AND POWER.

                  (a) Firstate is a federally chartered savings and loan association with the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. The minute books and other organizational documents for Firstate have been made available to Republic for its review and, except as disclosed in Section 2.1 of the EHL Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof for the past five years

                  (b) EHL is a limited partnership duly organized and validly existing under the laws of the State of Illinois.






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        2.2      AUTHORITY OF EHL; NO BREACH BY AGREEMENT.

                           (a)      Subject to the receipt of Consents required
from Regulatory Authorities, EHL has the right, power, authority, and capacity to execute and deliver this Agreement and the EHL Closing Documents and to perform its obligations under this Agreement and the EHL Closing Documents. This Agreement represents a legal, valid, and binding obligation of EHL, enforceable against EHL in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought). Upon the execution and delivery by EHL of the EHL Closing Documents, the EHL Closing Documents will constitute the legal, valid, and binding obligations of EHL, enforceable against EHL in accordance with their respective terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                           (b)      Neither the execution and delivery of this
Agreement by EHL, nor the consummation by EHL of the transactions contemplated hereby, nor compliance by EHL with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of EHL's Certificate of Limited Partnership or Firstate's Articles of Incorporation or Bylaws or the certificate or articles of incorporation of any Firstate Entity or the governing instruments of Firstate or EHL, or (ii) except as disclosed in Section 2.2 of the EHL Disclosure Memorandum, constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of either EHL or any Firstate entity under, any Contract or Permit of EHL, where such Lien, or any failure to obtain such Consent, is reasonably likely to have, individually or in the aggregate, an EHL Material Adverse Effect or a Firstate Material Adverse Effect, or, (iii) subject to receipt of the requisite Consents referred to in Section 6.1(b), violate any Law or Order applicable to EHL, Firstate or any Firstate Entity or any of their respective material Assets.

                           (c)      Other than Consents required from Regulatory
Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained



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or made, are not reasonably likely to have, individually or in the aggregate, an
EHL Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by EHL of the transactions contemplated in this Agreement.


         2.3      CAPITAL STOCK.

                  (a) The authorized capital stock of Firstate consists of 400,000 shares of Firstate Common Stock, of which 200,000 shares are issued and outstanding as of the date of this Agreement. All of the issued and outstanding shares of capital stock of Firstate are duly and validly issued and outstanding and are fully paid and nonassessable. None of the outstanding shares of capital stock of Firstate has been issued in violation of any preemptive rights of the current or past shareholders of Firstate.

                  (b) EHL owns all right, title and interest (legal and beneficial) in and to all of the issued and outstanding shares of Firstate's capital stock, free and clear of any restrictions on transfer or Liens. Except as specifically contemplated by, provided in or disclosed pursuant to this Agreement, no Person has any Contract or any right, claim, commitment or privilege (whether preemptive or contractual) capable of becoming a Contract for the purchase from the EHL of any of the Shares, or any Contract or Shareholder Right for the purchase, subscription or issuance of any securities of Firstate. EHL is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of the Shares.

         2.4 FIRSTATE SUBSIDIARIES. EHL has disclosed in Section 2.4 of the EHL Disclosure Memorandum all of the significant Firstate Subsidiaries that are corporations (identifying its jurisdiction of incorporation, each jurisdiction in which it is qualified and/or licensed to transact business, and the number of shares owned and percentage ownership interest represented by such share ownership) and all of the Firstate Subsidiaries that are general or limited partnerships, limited liability companies, or other non-corporate entities (identifying the Law under which such entity is organized, each jurisdiction in which it is qualified and/or licensed to transact business, and the amount and nature of the ownership interest therein). Except as disclosed in Section 2.4 of the EHL Disclosure Memorandum, Firstate owns all of the issued and outstanding shares of capital stock (or other equity interests) of each Firstate Subsidiary. No capital stock (or other equity interest) of any Firstate Subsidiary is or may become required to be issued (other than to another Firstate Entity) by reason of any Shareholder's Rights, and there are no Contracts by which any Firstate Subsidiary is bound to issue (other than to another Firstate Entity) additional shares of its capital stock (or other



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equity interests) or Shareholder's Rights or by which any Firstate Entity is or may be bound to transfer any shares of the capital stock (or other equity interests) of any Firstate Subsidiary (other than to another Firstate Entity). There are no Contracts relating to the rights of any Firstate Entity to vote or to dispose of any shares of the capital stock (or other equity interests) of any Firstate Subsidiary. All of the shares of capital stock (or other equity interests) of each Firstate Subsidiary held by a Firstate Entity are fully paid and nonassessable under the applicable corporation Law of the jurisdiction in which such Subsidiary is incorporated or organized and are owned by the Firstate Entity free and clear of any restriction on transfer or Lien. Except as disclosed in Section 2.4 of the EHL Disclosure Memorandum, each such Subsidiary is duly organized, validly existing, and (as to corporations) in good standing under the Laws of the jurisdiction in which it is incorporated or organized, and has the corporate power and authority necessary for it to own, lease, and operate its Assets and to carry on its business as now conducted. Each Firstate Subsidiary is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Firstate Material Adverse Effect. The minute book and other organizational documents for each Firstate Subsidiary have been made available to Republic for its review, and, except as disclosed in Section 2.4 of the EHL Disclosure Memorandum, are true and complete in all material respects as in effect as of the date of this Agreement and accurately reflect in all material respects all amendments thereto and all proceedings of the Board of Directors and shareholders thereof for the past five years.

         2.5 FINANCIAL STATEMENTS. Each of the Firstate Financial Statements (including, in each case, any related notes) was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements), and fairly presented in all material respects the consolidated financial position of Firstate and its Subsidiaries as at the respective dates and the consolidated results of operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount or effect.

         2.6 ABSENCE OF UNDISCLOSED LIABILITIES. No Firstate Entity has any Liabilities that are reasonably likely to have, individually or in the aggregate, a Firstate Material Adverse Effect, except Liabilities which are accrued or reserved against in the consolidated balance sheets of Firstate as of December 31,


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1995, and September 30, 1996, included in the Firstate Financial Statements delivered prior to the date of this Agreement or reflected in the notes thereto. To the knowledge of EHL, no Firstate Entity has incurred or paid any Liability since September 30, 1996, except for such Liabilities incurred or paid (i) in the ordinary course of business consistent with past business practice and which are not reasonably likely to have, individually or in the aggregate, a Firstate Material Adverse Effect or (ii) in connection with the transactions contemplated by this Agreement.

         2.7 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since December 31, 1995, except as disclosed in the Firstate Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 2.7 of the EHL Disclosure Memorandum, (i) there have been no events, changes, transactions, losses or other occurrences which have had, or are reasonably likely to have, individually or in the aggregate, a Firstate Material Adverse Effect, and (ii) the Firstate Entities have not taken any action, or failed to take any action, prior to the date of this Agreement, which action or failure, if taken after the date of this Agreement, would represent or result in a material breach or violation of any of the covenants and agreements of Firstate provided in Article 4.

         2.8      TAX MATTERS.

                  (a) All Tax Returns required to be filed by or on behalf of any of the Firstate Entities have been timely filed for periods ended on or before December 31, 1995, and on or before the date of the most recent fiscal year end immediately preceding the Closing Date, except to the extent that all such failures to file, taken together, are not reasonably likely to have a Firstate Material Adverse Effect, and all Tax Returns filed are complete and accurate in all material respects. All Taxes shown on filed Tax Returns have been paid. As of the date of this Agreement, there is no audit examination, deficiency, or refund Litigation with respect to any Taxes that is reasonably likely to result in a determination that would have, individually or in the aggregate, a Firstate Material Adverse Effect, except as reserved against in the Firstate Financial Statements delivered prior to the date of this Agreement or as disclosed in Section 2.8 of the EHL Disclosure Memorandum. All Taxes and other Liabilities due with respect to completed and settled Tax examinations or concluded refund Litigation have been paid. There are no Liens with respect to Taxes upon any of the Assets of the Firstate Entities, except for any such Liens which are not reasonably likely to have a Firstate Material Adverse Effect.

                  (b) None of the Firstate Entities has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due (excluding such statutes that relate to years currently under examination by the Internal


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Revenue Service or other applicable taxing authorities) that is currently in effect.

                  (c) The provision for any Taxes due or to become due for any of the Firstate Entities for the period or periods through and including the date of the respective Firstate Financial Statements that has been made and is reflected on such Firstate Financial Statements is sufficient to cover all such Taxes.

                  (d) Deferred Taxes of the Firstate Entities have been provided for in accordance with GAAP.

                  (e) None of the Firstate Entities is a party to any Tax allocation or sharing agreement and none of the Firstate Entities has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Firstate) has any Liability for Taxes of any Person (other than Firstate and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) as a transferee or successor or by Contract or otherwise.

                  (f) Each of the Firstate Entities is in compliance with, and its records contain all information and documents (including properly completed IRS Forms W-9) necessary to comply with, all applicable information reporting and Tax withholding requirements under federal, state, and local Tax Laws, and such records identify with specificity all accounts subject to backup withholding under Section 3406 of the Internal Revenue Code, except for such instances of noncompliance and such omissions as are not reasonably likely to have, individually or in the aggregate, a Firstate Material Adverse Effect.

                  (g) Except as disclosed in Section 2.8 of the EHL Disclosure Memorandum, none of the Firstate Entities has made any payments, is obligated to make any payments, or is a party to any Contract that could obligate it to make any payments that would be disallowed as a deduction under
Section 280G or 162(m) of the Internal Revenue Code.

                  (h) There has not been an ownership change, as defined in Internal Revenue Code Section 382(g), of the Firstate Entities that occurred during or after any Taxable Period in which the Firstate Entities incurred a net operating loss that carries over to any Taxable Period ending after December 31, 1995.

                  (i) No Firstate Entity has or has had in any foreign country a permanent establishment, as defined in any applicable tax treaty or convention between the United States and such foreign country.


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                  (j)      After the date hereof, no election with respect to
Taxes will be made which, if either made or failed to be made as appropriate could have a Firstate Material Adverse Effect, without the prior written consent of Republic, which consent will not be unreasonably withheld.

                  (k) Firstate has made available to Republic for inspection correct and complete copies of all federal income Tax Returns, examination reports and statements of deficiencies assessed against or agreed to by Firstate since January 1, 1993.

                  (l) None of the Firstate Entities has filed a consent under Section 341(f) of the Internal Revenue Code concerning collapsible corporations.

                  (m) On request of Republic, at or prior to Closing, EHL will provide a certificate of non-foreign status for the purposes of Section 1445 of the Internal Revenue Code.

         2.9 ALLOWANCE FOR POSSIBLE LOAN LOSSES. In the opinion of management of Firstate, the allowance for possible loan or credit losses (the "Allowance") shown on the consolidated balance sheets of Firstate included in the most recent Firstate Financial Statements dated prior to the date of this Agreement was, and the Allowance shown on the consolidated balance sheets of Firstate included in the Firstate Financial Statements as of dates subsequent to the execution of this Agreement will be, as of the dates thereof, adequate (within the meaning of GAAP) to provide for all known or reasonably anticipated losses relating to or inherent in the loan and lease portfolios (including accrued interest receivables) of the Firstate Entities and other extensions of credit (including letters of credit and commitments to make loans or extend credit) by the Firstate Entities as of the dates thereof, except where the failure of such Allowance to be so adequate is not reasonably likely to have a Firstate Material Adverse Effect.

         2.10     ASSETS.

                  (a) Except as disclosed in Section 2.10 of the EHL Disclosure Memorandum or as disclosed or reserved against in the Firstate Financial Statements delivered prior to the date of this Agreement, the Firstate Entities have good and marketable title, free and clear of all Liens, to all of their respective Assets which are material to Firstate's business on a consolidated basis, except for any such Liens or other defects of title which are not reasonably likely to have a Firstate Material Adverse Effect.

                  (b) All Assets which are material to Firstate's business on a consolidated basis, held under leases or subleases by any of the Firstate Entities, are held under valid Contracts enforceable in accordance with their respective terms (except as


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enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, or other Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceedings may be brought), and each such Contract is in full force and effect.

                  (e) The Firstate Entities currently maintain insurance as disclosed in Section 2.10(e) of the EHL Disclosure Memorandum, and to the Knowledge of EHL, such insurance is in full force and effect. None of the Firstate Entities has received notice from any insurance carrier that (i) any policy of insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. There are presently no claims for amounts exceeding in any individual case $100,000 pending under such policies of insurance and no notices of claims in excess of such amounts have been given by any Firstate Entity under such policies.

         2.11 INTELLECTUAL PROPERTY. Each Firstate Entity owns or has a right to use all of the Intellectual Property used by such Firstate Entity in the course of its business, except to the extent that failure to own or have such a right is not reasonably likely to have a Firstate Material Adverse Effect. No proceedings have been instituted, or are pending or to the Knowledge of EHL threatened, which challenge the rights of any Firstate Entity with respect to Intellectual Property used by such Firstate Entity in the course of its business, nor has any person claimed or alleged any rights to such Intellectual Property. To the Knowledge of EHL, the conduct of the business of the Firstate Entities does not infringe any Intellectual Property of any other person.

         2.12     ENVIRONMENTAL MATTERS.

                  (a)      To the Knowledge of EHL, and except as disclosed in
Section 2.12 of the EHL Disclosure Memorandum, each Firstate Entity, its Participation Facilities, and its Operating Properties are, and have been, in compliance with all Environmental Laws, except for violations which are not reasonably likely to have, individually or in the aggregate, a Firstate Material Adverse Effect.

                  (b) There is no Litigation pending or, to the Knowledge of EHL, threatened before any court, governmental agency, or authority or other forum in which any Firstate Entity or any of its Operating Properties or Participation Facilities (or Firstate in respect of such Operating Property or Participation Facility) has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any


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Environmental Law or (ii) relating to the release, discharge, spillage, or disposal into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by any Firstate Entity or any of its Operating Properties or Participation Facilities, except for such Litigation pending or threatened that is not reasonably likely to have, individually or in the aggregate, a Firstate Material Adverse Effect, nor is there any reasonable basis for any Litigation of a type described in this sentence, except such as is not reasonably likely to have, individually or in the aggregate, a Firstate Material Adverse Effect.

                  (c) During the period of (i) any Firstate Entity's ownership or operation of any of their respective current properties, (ii) any Firstate Entity's participation in the management of any Participation Facility, or (iii) any Firstate Entity's holding of a security interest in a Operating Property, to the Knowledge of EHL there have been no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties, except such as are not reasonably likely to have, individually or in the aggregate, a Firstate Material Adverse Effect. Prior to the period of (i) any Firstate Entity's ownership or operation of any of their respective current properties, (ii) any Firstate Entity's participation in the management of any Participation Facility, or (iii) any Firstate Entity's holding of a security interest in a Operating Property, to the Knowledge of EHL, there were no releases, discharges, spillages, or disposals of Hazardous Material in, on, under, or affecting any such property, Participation Facility or Operating Property, except such as are not reasonably likely to have, individually or in the aggregate, a Firstate Material Adverse Effect.

                  2.13 COMPLIANCE WITH LAWS. Firstate and each Firstate Entity has in effect all Permits necessary for it to own, lease, or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Firstate Material Adverse Effect, and there has occurred no Default under any such Permit. Except as disclosed in Section 2.13 of the EHL Disclosure Memorandum, none of the Firstate Entities:

                  (a) is in Default under any of the provisions of its Charter, Articles of Incorporation or Bylaws (or other governing instruments);

                  (b) is in Default under any Laws, Orders, or Permits applicable to its business or employees conducting its business; or



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                  (c) since January 1, 1993, and except as disclosed in Section
         2.13 of the EHL Disclosure Memorandum, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Firstate Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Firstate Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Firstate Material Adverse Effect, or (iii) requiring any Firstate Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment, or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends.

Copies of all material reports, correspondence, notices and other documents relating to any inspection, audit, monitoring or other form of review or enforcement action by a Regulatory Authority have been made available to Republic.

         2.14 LABOR RELATIONS. No Firstate Entity is the subject of any Litigation, and, to the Knowledge of EHL, there is no Litigation threatened, before any court, governmental agency or authority or other forum, asserting that it or any other Firstate Entity has committed an unfair labor practice (within the meaning of the National Labor Relations Act or comparable state law) or seeking to compel it or any other Firstate Entity to bargain with any labor organization as to wages or conditions of employment, nor is any Firstate Entity party to any collective bargaining agreement, nor is there any strike or other labor dispute involving any Firstate Entity, pending or, to the Knowledge of EHL, threatened, nor to the Knowledge of EHL, is there any activity involving any Firstate Entity's employees seeking to certify a collective bargaining unit or engaging in any other organization activity.



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

         2.15     EMPLOYEE BENEFIT PLANS.

         (a) EHL has disclosed in Section 2.15 of the EHL Disclosure Memorandum, and has delivered or made available to Republic prior to the execution of this Agreement copies in each case of, all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all other written employee programs, arrangements, or agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans" as that term is defined in Section 3(3) of ERISA, currently sponsored by any Firstate Entity (collectively, the "Firstate Benefit Plans"). Any Firstate Benefit Plan which is an "employee pension benefit plan," as that term is defined in Section 3(2) of ERISA, is referred to herein as a "Firstate ERISA Plan."

         (b) As to each Firstate Benefit Plan, to the knowledge of EHL, Firstate has complied with the applicable terms of ERISA and the Internal Revenue Code and any other applicable laws, the breach or violation of which are reasonably likely to have, individually or in the aggregate, a Firstate Material Adverse Effect. Each Firstate ERISA Plan which is intended to be qualified under
Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service.

         (c) No Firstate Pension Plan is a defined benefit plan within the meaning of Section 414(g) of the Code.

         (d) No Firstate Pension Plan is a multiemployer plan within the meaning of Section 3(37) of ERISA.

         (e) Except as disclosed in Section 2.15 of the EHL Disclosure Memorandum, no Firstate Entity maintains a Firstate Benefit Plan providing welfare benefits (as defined in Section 3(1) of ERISA) to Employees after retirement or after separation from service except to the extent required under
Part 6 of Title I of ERISA or Code Section 4980B.

         2.16 MATERIAL CONTRACTS. Except as disclosed in Section 2.16 of the EHL Disclosure Memorandum or otherwise reflected in the Firstate Financial Statements, none of the Firstate Entities, nor any of their respective Assets, businesses, or operations, is a party to, or is bound or affected by, or receives benefits under, (i) any employment, severance, termination, consulting, or retirement Contract providing for aggregate payments to any Person in any calendar year in excess of $100,000 , (ii) any Contract relating to the borrowing of money by any Firstate Entity or the guarantee by any Firstate Entity of any such obligation (other than Contracts evidencing deposit liabilities, purchases of federal funds, fully-secured repurchase



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

agreements, and Federal Home Loan Bank advances of depository institution Subsidiaries, trade payables and Contracts relating to borrowings or guarantees made in the ordinary course of business), (iii) any Contract which prohibits or restricts any Firstate Entity from engaging in any business activities in any geographic area, line of business or otherwise in competition with any other Person, (iv) any Contract between or among Firstate Entities, (v) any Contract involving Intellectual Property (other than Contracts entered into in the ordinary course with customers and "shrink-wrap" software licenses), (vi) any Contract relating to the provision of data processing, network communication, or other technical services to or by any Firstate Entity, other than in the ordinary course of business, copies of which will be made available to Republic upon request, (vii) any Contract relating to the purchase or sale of any goods or services (other than Contracts entered into in the ordinary course of business and involving payments under any individual Contract not in excess of $100,000 in any calendar year), (viii) any exchange-traded or over-the-counter swap, forward, future, option, cap, floor, or collar financial Contract, or any other interest rate or foreign currency protection Contract not included on its balance sheet which is a financial derivative Contract, and (ix) any other Contract or amendment thereto that would be required to be filed as an exhibit to a Form 10-K filed (were such Form 10-K required to be filed) by Firstate with the SEC or other relevant Regulatory Authority as of the date of this Agreement (together with all Contracts referred to in Sections 2.10 and 2.15(a), the "Firstate Contracts"). With respect to each Firstate Contract and except as disclosed in Section 2.16 of the EHL Disclosure Memorandum, or except to the extent that such matter would not result in a Firstate Material Adverse Effect:
(i) the Contract is in full force and effect; (ii) no Firstate Entity is in Default thereunder; (iii) no Firstate Entity has repudiated or waived any material provision of any such Contract; and (iv) no other party to any such Contract is, to the Knowledge of Firstate, in Default in any respect, or has repudiated or waived any material provision thereunder. All of the indebtedness of any Firstate Entity for money borrowed is prepayable at any time by such Firstate Entity without penalty or premium.

         2.17 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of EHL, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Firstate Entity, or against any director, employee or employee benefit plan of any Firstate Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Firstate Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Firstate Entity, that are reasonably likely to have, individually or in the aggregate, a Firstate Material Adverse Effect, except as disclosed in Section 2.17 of the EHL Disclosure Memorandum.

         2.18 REPORTS. Since January 1, 1993, or the date of organization if later, each Firstate Entity has timely filed all reports and statements, together with any amendments required to be made with respect thereto, that it was required to file with Regulatory Authorities. As of their respective dates, each of such reports and documents, including the financial statements, exhibits, and schedules thereto, complied in all material respects with all applicable Laws.

         2.19 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by EHL or any Firstate Entity or any Affiliate thereof to Republic pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that EHL or any Firstate Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         2.20 REGULATORY MATTERS. No Firstate Entity nor EHL nor any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 6.1(b), or which would prohibit EHL from consummating the transactions contemplated by this Agreement.

                                    ARTICLE 3
                   REPRESENTATIONS AND WARRANTIES OF REPUBLIC

         Republic hereby represents and warrants to EHL as follows:

         3.1 ORGANIZATION, STANDING, AND POWER. Republic is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Florida, and has the corporate power and authority to carry on its business as now conducted and to own, lease and operate its material Assets. Republic is duly qualified or licensed to transact business as a foreign corporation in good standing in the States of the United States and foreign jurisdictions where the character of its Assets or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Republic Material Adverse Effect.

         3.2      AUTHORITY; NO BREACH BY AGREEMENT.

                  (a) Republic has the corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated herein, including the Stock Purchase, have been duly and validly authorized by all necessary corporate action in respect thereof on the part of Republic. This Agreement represents a legal, valid, and binding obligation of Republic, enforceable against Republic in accordance with its terms (except in all cases as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, receivership, conservatorship, moratorium, or similar Laws affecting the enforcement of creditors' rights generally and except that the availability of the equitable remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding may be brought).

                  (b) Neither the execution and delivery of this Agreement by Republic, nor the consummation by Republic of the transactions contemplated hereby, nor compliance by Republic with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Republic's certificate of incorporation or bylaws, or (ii) constitute or result in a Default under, or require any Consent pursuant to, or result in the creation of any Lien on any Asset of any Republic Entity under, any Contract or Permit of any Republic Entity, or, (iii) subject to receipt of the requisite Consents referred to in
Section 6.1(b), constitute or result in a Default under, or require any Consent pursuant to, any Law or Order applicable to any Republic Entity or any of their respective material Assets (including any Republic Entity or EHL or any Firstate Entity becoming subject to or liable for the payment of any Tax or any of the Assets owned by any Republic Entity or any Firstate Entity being reassessed or revalued by any Taxing authority).

                  (c) Other than Consents required from Regulatory Authorities, and other than notices to or filings with the Internal Revenue Service or the Pension Benefit Guaranty Corporation with respect to any employee benefit plans, and other than Consents, filings, or notifications which, if not obtained or made, are not reasonably likely to have, individually or in the aggregate, a Republic Material Adverse Effect, no notice to, filing with, or Consent of, any public body or authority is necessary for the consummation by Republic of the Stock Purchase and the other transactions contemplated in this Agreement.

         3.3 COMPLIANCE WITH LAWS. Republic is duly registered as a bank holding company under the BHC Act. Each Republic Entity has in effect all Permits necessary for it to own, lease or operate its material Assets and to carry on its business as now conducted, except for those Permits the absence of which are not reasonably likely to have, individually or in the aggregate, a Republic Material Adverse Effect, and there has occurred no Default under any such Permit. None of the Republic Entities:

                  (a) is in Default under its Articles of Incorporation or Bylaws (or other governing instruments); or

                  (b) is in Default under any Laws, Orders or Permits applicable to its business or employees conducting its business; or

                  (c) since January 1, 1993, has received any notification or communication from any agency or department of federal, state, or local government or any Regulatory Authority or the staff thereof (i) asserting that any Republic Entity is not in compliance with any of the Laws or Orders which such governmental authority or Regulatory Authority enforces, where such noncompliance is reasonably likely to have, individually or in the aggregate, a Republic Material Adverse Effect, (ii) threatening to revoke any Permits, the revocation of which is reasonably likely to have, individually or in the aggregate, a Republic Material Adverse Effect, or (iii) requiring any Republic Entity to enter into or consent to the issuance of a cease and desist order, formal agreement, directive, commitment or memorandum of understanding, or to adopt any Board resolution or similar undertaking, which restricts materially the conduct of its business, or in any manner relates to its capital adequacy, its credit or reserve policies, its management, or the payment of dividends; or

                  (d) to the extent that one or more of the Republic Entities is an insured financial institution, each such Entity has at least a "satisfactory" rating on its consumer compliance and Community Reinvestment Act examinations.

         3.4 LEGAL PROCEEDINGS. There is no Litigation instituted or pending, or, to the Knowledge of Republic, threatened (or unasserted but considered probable of assertion and which if asserted would have at least a reasonable probability of an unfavorable outcome) against any Republic Entity, or against any director, employee or employee benefit plan of any Republic Entity, or against any Asset, interest, or right of any of them, that is reasonably likely to have, individually or in the aggregate, a Republic Material Adverse Effect, nor are there any Orders of any Regulatory Authorities, other governmental authorities, or arbitrators outstanding against any Republic Entity, that are reasonably likely to have, individually or in the aggregate, a Republic Material Adverse Effect.

         3.5 STATEMENTS TRUE AND CORRECT. No statement, certificate, instrument or other writing furnished or to be furnished by any Republic Entity or any Affiliate thereof to Firstate pursuant to this Agreement or any other document, agreement or instrument referred to herein contains or will contain any untrue statement of material fact or will omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All documents that any Republic Entity or any Affiliate thereof is responsible for filing with any Regulatory Authority in connection with the transactions contemplated hereby will comply as to form in all material respects with the provisions of applicable Law.

         3.6 REGULATORY MATTERS. No Republic Entity or any Affiliate thereof has taken or agreed to take any action or has any Knowledge of any fact or circumstance that is reasonably likely to materially impede or delay receipt of any Consents of Regulatory Authorities referred to in Section 6.1(b), or which would prohibit Republic from consummating the transactions contemplated by this Agreement.

                                    ARTICLE 4
                    CONDUCT OF BUSINESS PENDING CONSUMMATION

         4.1 AFFIRMATIVE COVENANTS WITH RESPECT TO FIRSTATE. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Republic shall have been obtained, and except as otherwise expressly contemplated herein, EHL shall use reasonable efforts to cause Firstate and each of its Subsidiaries to (a) operate its business only in the usual, regular, and ordinary course, (b) preserve intact its business organization and Assets and maintain its rights and franchises, except for such changes as might occur in the ordinary course of business consistent with past practices, and (c) take no action which would (i) materially adversely affect the ability of either Party to obtain Consents required for the transactions contemplated hereby without imposition of a condition or restriction of the type referred to in the last sentences of
Section 6.1(b) of 6.1(c), or (ii) materially adversely affect the ability of either Party to perform its covenants and agreements under this Agreement.

         4.2 NEGATIVE COVENANTS WITH RESPECT TO FIRSTATE. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of Republic shall have been obtained, and except as otherwise expressly contemplated herein, EHL covenants and agrees that it will not permit Firstate or any of its Subsidiaries to do or agree to do, any of the following:

                  (a) amend the Articles of Incorporation, Bylaws or other governing instruments of any Firstate Entity, except as may be required by Law, or

                  (b) incur any additional debt obligation or other obligation for borrowed money (other than indebtedness of a Firstate Entity to another Firstate Entity) except in the ordinary course of the business of Firstate consistent with past practices (which shall include, for Firstate, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, entry into repurchase agreements fully secured by U.S. government or agency securities and similar activities), or except as reasonably necessary (even if outside the ordinary course of business) in response to extraordinary circumstances, or impose, or suffer the imposition, on any Asset of any Firstate Entity of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in Section 4.2(b) of the EHL Disclosure Memorandum); or

                  (c) repurchase, redeem, or otherwise acquire or exchange, directly or indirectly, any shares, or any securities convertible into any shares, of the capital stock of any Firstate Entity, or declare or pay any dividend or make any other distribution in respect of Firstate's capital stock, except as specifically provided or permitted herein; or

                  (d) except for this Agreement, issue, sell, pledge, encumber, authorize the issuance of, enter into any Contract to issue, sell, pledge, encumber, or authorize the issuance of, or otherwise permit to become outstanding, any additional shares of Firstate Common Stock, or any other capital stock of any Firstate Entity except in connection with the sale of the real estate held or owned by a Firstate Subsidiary, or any stock appreciation rights, or any option, warrant, or other Stockholders' Right; or

                  (e) adjust, split, combine or reclassify any capital stock of any Firstate Entity or issue or authorize the issuance of any other securities in respect of or in substitution for shares of Firstate Common Stock, or sell, lease, mortgage or otherwise dispose of or otherwise encumber (x) any shares of capital stock of any Firstate Subsidiary (unless any such shares of stock are sold or otherwise transferred to another Firstate Entity, or except with respect to a Firstate Subsidiary, in connection with the sale of the real estate held or owned by such Subsidiary) or

         (y) any Asset other than in the ordinary course of business for reasonable and adequate consideration; or

                  (f) except in the ordinary course of business and consistent with past practices, purchase any securities or make any material investment, either by purchase of stock of securities, contributions to capital, Asset transfers, or purchase of any Assets, in any Person other than a wholly owned Firstate Subsidiary, or otherwise acquire direct or indirect control over any Person, other than in connection with (i) foreclosures in the ordinary course of business, (ii) acquisitions of control by Firstate in its fiduciary capacity, or (iii) the creation of new wholly owned Subsidiaries organized to conduct or continue activities otherwise permitted by this Agreement, including Subsidiaries formed to hold real estate or other assets received as a result of or in lieu of foreclosure; or

                  (g) grant any increase in compensation or benefits to the employees or officers of any Firstate Entity, except in accordance with past practice disclosed in Section 4.2(g) of the EHL Disclosure Memorandum or as required by Law; pay any severance or termination pay or any bonus other than pursuant to written policies or written Contracts in effect on the date of this Agreement and disclosed in
         Section 4.2(g) of the EHL Disclosure Memorandum; enter into or amend any severance agreements with officers of any Firstate Entity; grant any material increase in fees or other increases in compensation or other benefits to directors of any Firstate Entity except in accordance with past practice or as disclosed in Section 4.2(g) of the EHL Disclosure Memorandum; or

                  (h) enter into or amend any employment Contract between any Firstate Entity and any Person (unless such amendment is required by Law) that the Firstate Entity does not have the unconditional right to terminate without Liability (other than Liability for services already rendered), at any time on or after the Closing Date except as disclosed in Section 4.2(h) of the EHL Disclosure Memorandum, or except as may not be material in amount; or

                  (i) adopt any new employee benefit plan of any Firstate Entity or terminate or withdraw from, or make any material change in or to, any existing employee benefit plans of any Firstate Entity other than any such change that is required by Law or that, in the opinion of counsel, is necessary or advisable to maintain the tax qualified status of any such plan, or make any distributions from such employee benefit plans, except as required by Law, the terms of such plans or consistent with past practice; or

                  (j) make any significant change in any Tax or accounting methods or systems of internal accounting controls, except as may be appropriate to conform to changes in Tax Laws or regulatory accounting requirements or GAAP; or

                  (k) except in the ordinary course of business, enter into, modify, amend or terminate any material Contract, or waive, release, compromise or assign any material rights or claims (other than in connection with the workout of any Material loan Contract).

         4.3 COVENANTS OF REPUBLIC. From the date of this Agreement until the earlier of the Closing Date or the termination of this Agreement, unless the prior written consent of EHL shall have been obtained, and except as otherwise expressly contemplated herein, Republic covenants and agrees that it shall take no action which would (i) materially adversely affect the ability of any Party to obtain any Consents required for the transactions contemplated hereby, or
(ii) materially adversely affect the ability of any Party to perform its covenants and agreements under this Agreement, materially delay the Closing Date or materially hinder consummation of the Stock Purchase.

         4.4 ADVERSE CHANGES IN CONDITION. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have, individually or in the aggregate, an EHL Material Adverse Effect, a Firstate Material Adverse Effect or a Republic Material Adverse Effect, as applicable, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its reasonable efforts to prevent or promptly to remedy the same.

         4.5 REPORTS. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Closing Date and shall deliver to the other Party copies of all such reports promptly after the same are filed. Any financial statements contained in any reports to any Regulatory Authority shall be prepared in accordance with Laws applicable to such reports.


                                    ARTICLE 5
                              ADDITIONAL AGREEMENTS

         5.1 APPLICATIONS Republic shall promptly prepare, and shall in any event within 30 days of the date hereof file, and EHL shall cooperate in the preparation and, where appropriate, filing of, applications with all Regulatory Authorities having jurisdiction over the transactions contemplated by this Agreement seeking the requisite Consents necessary to consummate the transactions contemplated by this Agreement. The Parties shall deliver to each other copies of all filings, correspondence and orders to and from all Regulatory Authorities in connection with the transactions contemplated hereby.

         5.2 AGREEMENT AS TO EFFORTS TO CONSUMMATE. Subject to the terms and conditions of this Agreement, each Party agrees to use, and to cause its Subsidiaries to use, its reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective, as soon as reasonably practicable after the date of this Agreement, the transactions contemplated by this Agreement, including using its reasonable efforts to lift or rescind any Order adversely affecting its ability to consummate the transactions contemplated herein and to cause to be satisfied the conditions referred to in Article 6; provided, that nothing herein shall preclude either Party from exercising its rights under this Agreement. Each Party shall use, and shall cause each of its Subsidiaries to use, its reasonable efforts to obtain all Consents necessary or desirable for the consummation of the transactions contemplated by this Agreement.

         5.3      INVESTIGATION AND CONFIDENTIALITY.

                  (a) Prior to the Closing Date, EHL keep Republic advised of all material developments relevant to the business and operations of Firstate and its Subsidiaries and to consummation of the Stock Purchase and shall permit Republic to make or cause to be made such investigation of the business and properties of Firstate and its Subsidiaries and of their respective financial and legal conditions as Republic reasonably requests, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations. Republic shall promptly notify EHL if in the course of its investigation Republic discovers any fact of circumstance which it believes may constitute a breach of warranty or representation made by EHL herein.

                  (b) Republic shall, and shall cause its advisers and agents to, maintain the confidentiality of all confidential information furnished to it by EHL or Firstate concerning Firstate and its Subsidiaries' businesses, operations, and financial positions and shall not use such information for any purpose except in furtherance of the transactions contemplated by this Agreement. If this Agreement is terminated prior to the Closing Date, Republic shall promptly return or certify the destruction of all documents and copies thereof, and all work papers containing confidential information received from EHL or Firstate.

                  (c) Each Party agrees to give the other Party notice as soon as practicable after any determination by it of any fact or occurrence relating to the other Party which it has discovered through the course of its investigation and which represents, or is reasonably likely to represent, either a material breach or any representation, warranty, covenant or agreement of the other Party or which has had or is reasonably likely to have an EHL Material Adverse Effect, a Firstate Material Adverse Effect or an Republic Material Adverse Effect, as applicable.

                  (d) Republic has previously executed a Confidentiality Agreement with The Carson Medlin Company. Such agreement shall (i) remain in full force and effect upon execution of this Agreement, (ii) terminate upon completion of the stock purchase contemplated by this Agreement, and (iii) continue in full force and effect if this Agreement is terminated for any reason.

         5.4 PRESS RELEASES. Prior to the Closing Date, EHL and Republic shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, that nothing in this Section 5.4 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party's disclosure obligations imposed by Law.

         5.5      EMPLOYMENT-RELATED LIABILITIES.

         (a) As of the Closing Date, neither EHL nor any affiliated entity shall have any liabilities or obligations with respect to (i) employment-related liabilities, whether contingent or otherwise, arising out of any individual's employment or working relationship with any Firstate Entity; or (ii) any benefit plan, program, arrangement or policy maintained or contributed to by any Firstate Entity to the extent that such benefit plan, program, arrangement or policy benefits any Employee of any Firstate Entity (a "Firstate Employee") or any retiree, dependent, spouse, director or independent contractor of any Firstate Entity,. As of the Closing Date, Republic shall assume and be liable for any obligations under any such benefit plan, program, arrangement or policy maintained or sponsored by any Firstate Entity except as specifically mentioned above.

         (b) Republic agrees to indemnify EHL from any liability, loss, damage or expense EHL may incur (including reasonable attorneys' fees) with respect to any claims of any Firstate Employee arising out of (i) employment with Republic, (ii) the termination of such Firstate Employees' employment as a result of the actions of Republic on or after the Closing Date or (iii) liabilities assumed by Republic under this Agreement.

         (c) Republic agrees to be responsible for complying with the requirements of Code Section 4980B and Part 6 of Title I of ERISA for Firstate Employees and their beneficiaries having a "qualifying event" (as defined in Code Section 4980B) on or after the Closing Date.

         (d) Effective as soon as administratively feasible after the Closing Date, Republic will make its employee benefit plans and programs available to Firstate Employees on the same terms applicable to [Acquiror's] employees. Republic shall credit each Firstate Employee with such Employee's term of service with EHL or any affiliate of EHL or any Firstate Entity for purposes of Buyer's employee benefit plans and programs, except for purposes of benefit accrual under any ERISA pension plan (as defined in Section 3(2) of ERISA) maintained by Republic.

         5.6 LOAN TO STONEBRIDGE, LTD. On or before the Closing, Firstate may, at the election of EHL, distribute to EHL or an entity selected by EHL the outstanding loan from Firstate to Stonebridge Ltd., which loan although outstanding on the date of this Agreement is not reflected as an asset on the books and records of Firstate.


                                    ARTICLE 6
                CONDITIONS PRECEDENT TO OBLIGATIONS TO CONSUMMATE

         6.1 CONDITIONS TO OBLIGATIONS OF EACH PARTY. The respective obligations of each Party to perform this Agreement and consummate the Stock Purchase and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by both Parties pursuant to Section 8.6:

                  (A) REGULATORY APPROVALS. All Consents of, filings and registrations with, and notifications to, all Regulatory Authorities required for consummation of the Stock Purchase shall have been obtained or made and shall be in full force and effect and all waiting periods required by Law shall have expired. No Consent obtained from any Regulatory Authority which is necessary to consummate the transactions contemplated hereby shall be conditioned or restricted in a manner (including requirements relating to the raising of additional capital or the disposition of Assets) which in the reasonable judgment of the Board of Directors of either Party would so materially adversely impact the economic or business benefits of the transactions contemplated by this Agreement that, had such condition or requirement been known, such Party would not, in its reasonable judgment, have entered into this Agreement.

                  (B) CONSENTS AND APPROVALS. Each Party shall have obtained any and all Consents required for consummation of the Stock Purchase or for the preventing of any Default under any Contract or Permit of such Party.

                  (C) LEGAL PROCEEDINGS. No court or governmental or regulatory authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law or Order (whether temporary, preliminary or permanent) or taken any other action which prohibits, restricts or makes illegal consummation of the transactions contemplated by this Agreement.

         6.2 CONDITIONS TO OBLIGATIONS OF REPUBLIC. The obligations of Republic to perform this Agreement and consummate the Stock Purchase and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by Republic pursuant to Section 8.6(a):

                  (A) REPRESENTATIONS AND WARRANTIES. For purposes of this
         Section 6.2(a), the accuracy of the representations and warranties of EHL set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies or omissions in the representations and warranties of EHL set forth in this Agreement such that the aggregate effect of such inaccuracies or omissions has, or is reasonably likely to have, an EHL Material Adverse Effect or a Firstate Material Adverse Effect.

                  (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of EHL to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

                  (C) CERTIFICATES. EHL shall have delivered to Republic a certification by its general partner to the effect that he is authorized to execute and deliver this Agreement on behalf of EHL and to transfer the Shares as provided in Section 1.2 hereof.

                  (D) CERTAIN REO. If such properties have not been previously sold by Firstate, and at the request of Acquiror, an entity selected by EHL, prior to Closing, shall buy or shall otherwise arrange for the purchase of two parcels of real estate identified as the Kay Property and the Hester Property, title to which are currently held by wholly owned subsidiaries of Jackson Street Management Co., Inc., a Firstate Subsidiary, for a cash contribution of $577,900 with respect to the Kay Property and $2,623,639 with respect to the Hester Property, for a total of $3,201,539, which represents in each case the agreed net book value of the parcel. If either property is sold prior to the Closing for a price lower than the agreed net book value above, EHL shall make a cash contribution to Firstate equal to the difference between the agreed net book value and the actual sale price. Firstate may write down either or both parcels of property on its books to such amount it deems appropriate. In the event any writedown requires EHL to make an additional capital contribution to Firstate, such capital contribution shall be deducted from EHL's obligation as described in this Section 6.2(d).

                  (E) ZELL LOAN. At or prior to Closing, and at the discretion of Republic, Sam Zell or an entity selected by him shall repay in full the loan held by Firstate in the amount of the outstanding balance, which was approximately $10.5 million as of November 25, 1996, or shall purchase the loan for the outstanding principal balance thereof plus the accrued but unpaid interest thereon. At or prior to Closing, Firstate may release the escrowed marketable securities provided by Mr. Zell that serve as additional collateral for such loan.

                  (F) ABBOTT EMPLOYMENT CONTRACT. Notwithstanding the provisions of Section 5.5, EHL or an entity selected by EHL shall assume all obligations under the employment letter from Firstate to Edward T. Abbott, dated February 6, 1992.

         6.3 CONDITIONS TO OBLIGATIONS OF EHL. The obligations of EHL to perform this Agreement and consummate the Stock Purchase and the other transactions contemplated hereby are subject to the satisfaction of the following conditions, unless waived by EHL pursuant to Section 8.6(b):

                  (A) REPRESENTATIONS AND WARRANTIES. For purposes of this
         Section 6.3(a), the accuracy of the representations and warranties of Republic set forth in this Agreement shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date (provided that representations and warranties which are confined to a specified date shall speak only as of such date). There shall not exist inaccuracies or omissions in the representations and warranties of Republic set forth in this Agreement such that the aggregate effect of such inaccuracies or omissions has, or is reasonably likely to have, a Republic Material Adverse Effect;.

                  (B) PERFORMANCE OF AGREEMENTS AND COVENANTS. Each and all of the agreements and covenants of Republic to be performed and complied with pursuant to this Agreement and the other agreements contemplated hereby prior to the Closing Date shall have been duly performed and complied with in all material respects.

                  (C) CAPITAL MAINTENANCE AGREEMENTS. EHL shall have obtained assurances acceptable to it that the capital maintenance obligations which one of its general partners has to the Office of Thrift Supervision with respect to Firstate shall be terminated upon consummation of the transactions contemplated by this Agreement, and that all collateral held in trust related thereto shall released.

         6.4 POST-CLOSING COVENANTS. For a period of one year following the Closing, EHL and Republic agree as follows:

                  (A) GENERAL. In case at any time after the Closing any further action is necessary to carry out the provisions of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as any other Party reasonably may request, all at the sole cost and expense of the requesting Party. EHL acknowledges and agrees that from and after the Closing Republic will be entitled to obtain copies of all documents, books, records (including Tax records), agreements and financial data of any sort of the Firstate Entities as may be in its possession, custody or control.

                  (B) TRANSITION. EHL will not take any action that is intended to have the effect of discouraging any depositor or borrower of Firstate Entity from maintaining such relationship with Firstate or its successors after the Closing.


                                    ARTICLE 7
                                   TERMINATION

         7.1 TERMINATION. Notwithstanding any other provision of this Agreement, this Agreement may be terminated and the Stock Purchase abandoned at any time prior to the Closing Date:

                  (a) By mutual consent of Republic and EHL; or

                  (b) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any representation or warranty contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach and which breach is reasonably likely, in the opinion of the non- breaching Party, to have, individually or in the aggregate, an EHL Material Adverse Effect, a Firstate Material Adverse Effect or a Republic Material Adverse Effect, as applicable; or

                  (c) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event of a material breach by the other Party of any covenant or agreement contained in this Agreement which cannot be or has not been cured within 30 days after the giving of written notice to the breaching Party of such breach; or

                  (d) By either Party (provided that the terminating Party is not then in material breach of any representation, warranty, covenant, or other agreement contained in this Agreement) in the event any Consent of any Regulatory Authority required for consummation of the Stock Purchase and the other transactions contemplated hereby shall have been denied by final nonappealable action of such authority or if any action taken by such authority is not appealed within the time limit for appeal; or

                  (e) By either Party in the event that the Stock Purchase shall not have been consummated by September 30, 1997, if the failure to consummate the transactions contemplated hereby on or before such date is not caused by any breach of this Agreement by the Party electing to terminate pursuant to this Section 7.1(e).

         7.2 EFFECT OF TERMINATION. In the event of the termination and abandonment of this Agreement pursuant to Section 7.1, this Agreement shall become void and have no effect, except that (i) the provisions of this Section
7.2 and Article 8 and Section 5.3(b) and (d) shall survive any such termination and abandonment, and (ii) a termination pursuant to Sections 7.1(b) or 7.1(c) shall not relieve the breaching Party from Liability for an uncured willful breach of a representation, warranty, covenant, or agreement giving rise to such termination.

         7.3 NON-SURVIVAL OF REPRESENTATIONS AND COVENANTS. The respective representations, warranties, obligations, covenants, and agreements of the Parties shall not survive the Closing Date except this Section 7.3, Section 5.3(b) and (d), Section 5.5, and Article 8 and the certificate required in
Section 6.2(c).

                                    ARTICLE 8
                                  MISCELLANEOUS

         8.1      DEFINITIONS.

                  (a) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

                  "REPUBLIC MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on the ability of Republic to perform its obligations under this Agreement or to consummate the Stock Purchase or the other transactions contemplated by this Agreement provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks or savings associations or their holding companies, (c) actions and omissions of Republic (or any of its Subsidiaries) taken with the prior informed written Consent of EHL in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of Republic, including expenses incurred by Republic in consummating the transactions contemplated by this Agreement.

                  "AFFILIATE" of a Person shall mean: (i) any other Person directly, or indirectly through one or more intermediaries, controlling, controlled by or under common control with such Person;
         (ii) any officer, director, partner, employer, or direct or indirect beneficial owner of any 10% or greater equity or voting interest of such Person; or (iii) any other Person for which a Person described in clause (ii) acts in any such capacity.

                  "AGREEMENT" shall mean this Stock Purchase Agreement, including the Exhibits delivered pursuant hereto and incorporated herein by reference.

                  "ASSETS" of a Person shall mean all of the assets, properties, businesses and rights of such Person of every kind, nature, character and description, whether real, personal or mixed, tangible or intangible, accrued or contingent, or otherwise relating to or utilized in such Person's business, directly or indirectly, in whole or in part, whether or not carried on the books and records of such Person, and whether or not owned in the name of such Person or any Affiliate of such Person and wherever located.

                  "BHC ACT" shall mean the federal Bank Holding Company Act of 1956, as amended.

                  "CLOSING DATE" shall mean the date on which the Closing occurs.

                  "CONFIDENTIALITY AGREEMENT" shall mean that certain Confidentiality Agreement between The Carson Medlin Company and Republic.

                  "CONSENT" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order, or Permit.

                  "CONTRACT" shall mean any written or oral agreement, arrangement, authorization, commitment, contract, indenture, instrument, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, Assets or business.

                  "DEFAULT" shall mean (i) any breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Contract, Law, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Contract, Law, Order, or Permit, where, in any such event, such Default is reasonably likely to have, individually or in the aggregate, an EHL Material Adverse Effect, a Firstate Material Adverse Effect or a Republic Material Adverse Effect, as applicable.

                  "EHL DISCLOSURE MEMORANDUM" shall mean the written information entitled "Equity Holdings Limited Disclosure Memorandum" delivered prior to the date of this Agreement to Republic describing in reasonable detail the matters contained therein and, with respect to each disclosure made therein, specifically referencing each Section of this Agreement under which such disclosure is being made. Information disclosed with respect to one Section shall not be deemed to be disclosed for purposes of any other Section not specifically referenced with respect thereto.

                  "EHL MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on the ability of EHL to perform its obligations under this Agreement or to consummate the Stock Purchase or the other transactions contemplated by this Agreement provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks or savings associations or their holding companies, (c) actions and omissions of EHL (or any of its Subsidiaries) taken with the prior informed written Consent of Republic in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of EHL, including expenses incurred by EHL in consummating the transactions contemplated by this Agreement.

                  "ENVIRONMENTAL LAWS" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata) and which are administered, interpreted, or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over, and including common law in respect of, pollution or protection of the environment, including the Comprehensive Environmental Response Compensation and Liability Act, as amended, 42 U.S.C. 9601 et seq. ("CERCLA"), the Resource Conservation and Recovery Act, as amended, 42 U.S.C. 6901 et seq. ("RCRA"), and other Laws relating to emissions, discharges, releases, or threatened releases of any Hazardous Material, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of any Hazardous Material.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

                  "FIRSTATE COMMON STOCK" shall mean the $7.50 par value common stock of Firstate.

                  "FIRSTATE EMPLOYEE" shall mean any person employed by any Firstate Entity as of the Closing Date.

                  "FIRSTATE ENTITIES" shall mean, collectively, Firstate and all Firstate Subsidiaries.

                  "FIRSTATE FINANCIAL STATEMENTS" shall mean (i) the consolidated balance sheets (including related notes and schedules, if any) of Firstate as of September 30, 1996, and as of December 31, 1995 and 1994, and the related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) for the 9 months ended September 30, 1996, and for each of the three fiscal years ended December 31, 1995, 1994 and 1993, and (ii) the consolidated balance sheets of Firstate (including related notes and schedules, if any) and related statements of income, changes in shareholders' equity, and cash flows (including related notes and schedules, if any) with respect to periods ended subsequent to September 30, 1996.

                  "FIRSTATE MATERIAL ADVERSE EFFECT" shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence, has a material adverse impact on the financial condition of Firstate, provided that "Material Adverse Effect" shall not be deemed to include the impact of (a) changes in banking and similar Laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting principles generally applicable to banks or savings associations or their holding companies,
         (c) actions and omissions of Firstate (or any of its Subsidiaries) taken with the prior informed written Consent of Republic in contemplation of the transactions contemplated hereby, and (d) the direct effects of compliance with this Agreement on the operating performance of Firstate, including expenses incurred by Firstate in consummating the transactions contemplated by this Agreement.

                  "FIRSTATE SUBSIDIARIES" shall mean the Subsidiaries of Firstate, which shall include the Firstate Subsidiaries described in
         Section 2.5 and any corporation or other organization acquired as a Subsidiary of Firstate in the future and held as a Subsidiary by Firstate on the Closing Date.

                  "GAAP" shall mean generally accepted accounting principles, consistently applied during the periods involved.

                  "HAZARDOUS MATERIAL" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental
         Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of governmental authorities and any polychlorinated biphenyls).

                  "INTELLECTUAL PROPERTY" shall mean copyrights, patents, trademarks, service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other intellectual property rights.

                  "INTERNAL REVENUE CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

                  "KNOWLEDGE" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean the personal knowledge after due inquiry of the chairman, president, chief financial officer, chief operating officer, chief credit officer or general counsel of such Person. Knowledge of EHL shall mean the personal knowledge of the general partners of EHL or personal knowledge after due inquiry of the president, chief executive officer and chief operating officer of Firstate as defined herein.

                  "LAW" shall mean any code, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its Assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Regulatory Authority.

                  "LIABILITY" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

                  "LIEN" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current property Taxes not yet due and payable, (ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business, and (iii) Liens which do not materially impair the use of or title to the Assets subject to such Lien.

                  "LITIGATION" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, governmental or other examination or investigation, hearing, administrative or other proceeding relating to or affecting a

         Party, its business, its Assets (including Contracts related to it), or the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

                  "MATERIAL" for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

                  "ORDER" shall mean any administrative decision or award, decree, injunction, judgment, order, quasi-judicial decision or award, ruling, or writ of any federal, state, local or foreign or other court, arbitrator, mediator, tribunal, administrative agency, or Regulatory Authority.

                  "PARTICIPATION FACILITY" shall mean any facility or property in which the Party in question or any of its Subsidiaries participates in the management and, where required by the context, said term means the owner or operator of such facility or property, but only with respect to such facility or property.

                  "PARTY" shall mean either EHL or Republic, and "PARTIES" shall mean both EHL and Republic.

                  "PERMIT" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, Assets, or business.

                  "PERSON" shall mean a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, trust, business association, group acting in concert, or any person acting in a representative capacity.

                  "REGULATORY AUTHORITIES" shall mean, collectively, the SEC, the NYSE, the NASD, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Office of Thrift Supervision (including its predecessor, the Federal Home Loan Bank Board), the Office of the Comptroller of the Currency, the Federal Deposit Insurance Corporation, and all other federal, state, county, local or other governmental or regulatory agencies, authorities (including self-regulatory authorities), instrumentalities, commissions, boards or bodies having jurisdiction over the Parties and their respective Subsidiaries.

                  "REPRESENTATIVE" shall mean any investment banker, financial advisor, attorney, accountant, consultant, or other representative engaged by a Person.

                  "SHAREHOLDER'S RIGHTS" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other Shareholder's Rights.

                  "SIGNIFICANT SUBSIDIARY" shall mean any present or future consolidated Subsidiary of the Party in question, the assets of which constitute ten percent (10%) or more of the consolidated assets of such Party as reflected on such Party's consolidated statement of condition prepared in accordance with GAAP.

                  "SUBSIDIARIES" shall mean all those corporations, associations, or other business entities of which the entity in question either (i) owns or controls 50% or more of the outstanding equity securities either directly or through an unbroken chain of entities as to each of which 50% or more of the outstanding equity securities is owned directly or indirectly by its parent (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (ii) in the case of partnerships, serves as a general partner, (iii) in the case of a limited liability company, serves as a managing member, or (iv) otherwise has the ability to elect a majority of the directors, trustees or managing members thereof.

                  "TAX RETURN" shall mean any report, return, information return, or other information required to be supplied to a taxing authority in connection with Taxes, including any return of an affiliated or combined or unitary group that includes a Party or its Subsidiaries.

                  "TAX" or "TAXES" shall mean any federal, state, county, local, or foreign taxes, charges, fees, levies, imposts, duties, or other assessments, including income, gross receipts, excise, employment, sales, use, transfer, license, payroll, franchise, severance, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duties, capital stock, paid-up capital, profits, withholding, Social Security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposes or required to be withheld by the United States or any state, county, local or foreign government or subdivision or agency thereof, including any interest, penalties, and additions imposed thereon or with respect thereto.

                  (b) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

              Allowance                                       Section 2.9
              Closing                                         Section 1.2
              Employment Agreements                           Section 6.1(k)
              Firstate Benefit Plans                          Section 2.15
              Firstate Contracts                              Section 2.16
              Firstate ERISA Plan                             Section 2.15
              Purchase Price                                  Section 1.1

                  (c) Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation."

         8.2      EXPENSES.

                  (a) Except as otherwise provided in this Section 8.2, each of the Parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel. Absent willful breach by a Party of the terms of this Agreement, neither Party shall have any liability to the other upon termination except as specifically provided herein.

                  (b) Nothing contained in this Section 8.2 shall constitute or shall be deemed to constitute liquidated damages for the willful breach by a Party of the terms of this Agreement or otherwise limit the rights of the nonbreaching Party in the event of willful breach by the other.

         8.3 BROKERS AND FINDERS. Except for The Carson Medlin Company as to Firstate and except for [Acquiror financial advisors] as to Republic, each of the Parties represents and warrants that neither it nor any of its officers, directors, employees, or Affiliates has employed any broker or finder or incurred any Liability for any financial advisory fees, investment bankers' fees, brokerage fees, commissions, or finders' fees in connection with this Agreement or the transactions contemplated hereby. Each party shall pay its own expenses relating to the financial advisors named above. In the event of a claim by any broker or finder based upon his or its representing or being retained by or allegedly representing or being retained by Firstate or EHL or by Republic, each of EHL and Republic, as the case may be, agrees to indemnify and hold the other Party harmless of and from any Liability in respect of any such claim.

         8.4 ENTIRE AGREEMENT. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) constitutes the entire agreement between the Parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral (except, as to Section 5.3(b) and(d), for the Confidentiality Agreement). Nothing in this Agreement expressed or implied, is intended to confer upon any Person, other than the Parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement.

         8.5 AMENDMENTS. To the extent permitted by Law, this Agreement may be amended by a subsequent writing signed by each of the Parties upon the approval of each of the Parties, whether before or after shareholder approval of this Agreement has been obtained.

         8.6      WAIVERS.

                  (a) Prior to or on the Closing Date, Republic, acting through its Board of Directors, chief executive officer or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by EHL, to waive or extend the time for the compliance or fulfillment by EHL of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Republic under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Republic.

                  (b) Prior to or on the Closing Date, EHL, acting through a general partner or other authorized officer, shall have the right to waive any Default in the performance of any term of this Agreement by Republic, to waive or extend the time for the compliance or fulfillment by Republic of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of EHL under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a general partner or other duly authorized officer of EHL.

                  (c) The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

         8.7 ASSIGNMENT. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto (whether by operation of Law or otherwise) without the prior written consent of the other Party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective permitted successors and assigns.

         8.8 NOTICES. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by facsimile transmission, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

       EHL                              Equity Holdings Limited
                                        2 North Riverside Plaza, Suite 1100
                                        Chicago, Illinois 60606
                                        Telecopy Number:  (312) 454-0100
----------------------------------------

                                        Attention: Sam Cottone

       Copy to Counsel:                 Rosenberg & Liebentritt
                                        2 North Riverside Plaza, Suite 1100
                                        Chicago, Illinois 60606
                                        Telecopy Number:  (312) 454-0335
----------------------------------------

                                        Attention: Donald J. Liebentritt

       - and -                          Alston & Bird
                                        1201 West Peachtree Street, NW
                                        Atlanta, GA  30309-3424
                                        Telecopy Number:  (404) 881-7777
----------------------------------------

                                        Attention: John L. Douglas

       Republic:                        Republic Bancshares, Inc.
                                        111 Second Ave, NE
                                        St. Petersburg, Florida 33701
                                        Telecopy Number:  (813) 823-7300
---------------------------------------

                                        Attention: John Sapanski

       Copy to Counsel:                 Holland & Knight
                                        2100 Pennsylvania Ave.
                                        Washington, D.C.  20037
                                        Telecopy Number:  (202) 955-5564
---------------------------------------
                                        Attention: John A. Buchman

         8.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the Laws of the State of Illinois, without regard to any applicable conflicts of Laws. The parties acknowledge that the laws of the State of Florida will govern the corporate procedures of Republic in connection with the authorization of this Agreement, and that this provision is not a choice of venue or forum in the event of a dispute hereunder.

         8.10 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         8.11 CAPTIONS; ARTICLES AND SECTIONS. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement. Unless otherwise indicated, all references to particular Articles or Sections shall mean and refer to the referenced Articles and Sections of this Agreement.

         8.12 INTERPRETATIONS. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party, whether under any rule of construction or otherwise. No party to this Agreement shall be considered the draftsman. The parties acknowledge and agree that this Agreement has been reviewed, negotiated, and accepted by all parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words used so as fairly to accomplish the purposes and intentions of all parties hereto.

         8.13 SEVERABILITY Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

         IN WITNESS WHEREOF, each of the Republic and EHL has executed this Agreement under seal and each of the other Parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.

                                        REPUBLIC BANCSHARES, INC.


                                        By:
                                             ----------------------------------
                                             John W. Sapanski, President





                                        EQUITY HOLDINGS LIMITED


                                        By:
                                             ----------------------------------
                                             Samuel Zell as Trustee of the
                                             Samuel Zell Revocable Trust,
                                             General Partner of Equity Holdings
                                             Limited